Exhibit 4.1.1

EXECUTION

FIRST ADDENDUM TO THE FACILITIES AGREEMENT

between

PURPLE RAIN PROPERTIES NO 444 PROPRIETARY LIMITED

and

THE STANDARD BANK OF SOUTH AFRICA LIMITED

(ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

TABLE OF CONTENTS

1	PARTIES	1
2	BACKGROUND	1
3	INTERPRETATION	1
4	ADDITIONAL STRUCTURING FEE	2
5	CONDITIONS PRECEDENT TO VARIATION OF THE FACILITIES AGREEMENT	2
6	CONDITION SUBSEQUENT	4
7	CONDONATION OF AUDITED FINANCIAL STATEMENTS	4
8	AMENDMENTS	4
9	BORROWER CONFIRMATION	9
10	REMAINING TERMS AND CONDITIONS	9
11	GENERAL	9
12	COSTS AND EXPENSES	11
13	SIGNATURE	11

i

1	PARTIES

1.1	The parties to this Addendum are:

1.1.1	PURPLE RAIN PROPERTIES NO 444 PROPRIETARY LIMITED, a private company incorporated under the laws of South Africa with registration number 2007/006512/07, as borrower (the Borrower); and

1.1.2	THE STANDARD BANK OF SOUTH AFRICA LIMITED, a public company and registered bank duly incorporated under the laws of South Africa with registration number 1962/000738/06, as lender (the Lender).

1.2	The parties agree as set out below.

2	BACKGROUND

2.1	Reference is made to the Facilities Agreement (defined below) in terms of which the Lender made Facilities available to the Borrower on the terms and subject to the conditions contained therein.

2.2	The parties to the Facilities Agreement wish to amend the Facilities Agreement on the terms and conditions of this Addendum.

3	INTERPRETATION

3.1	In this Addendum, unless the context indicates a contrary intention, capitalised terms not defined herein shall have the meaning ascribed thereto in the Facilities Agreement and the following words and expressions bear the meanings assigned to them below, and cognate expressions bear corresponding meanings:

3.1.1	Addendum means this first addendum to the Facilities Agreement;

3.1.2	Additional Structuring Fee means the additional structuring fee payable by the Borrower in respect of this Addendum in an amount of R290,000 (two hundred and ninety thousand Rand);

3.1.3	Cartrack means Cartrack Proprietary Limited, a private company incorporated under the laws of South Africa with registration number 2001/006063/07;

3.1.4	Effective Date means the date on which the conditions set out in Clause 5 (Conditions Precedent to Variation of the Facilities Agreement) have been fulfilled to the Lender’s satisfaction;

3.1.5	Facilities Agreement means the written agreement entitled “Facilities Agreement” entered into between the Lender and the Borrower on or about 19 June 2024 pursuant to which the Lender makes facilities available to the Borrower;

3.1.6	Parties means the parties to this Addendum, and Party means each or any one of them, as the context may require;

3.1.7	Shortfall Undertaking means the shortfall undertaking provided by Cartrack in favour of the Lender on or about the Signature Date in terms of which Cartrack undertakes to immediately pay all and any loan instalment shortfalls pursuant to clause 7 (Repayment) to the Lender; and

3.1.8	Signature Date means the date of the signature of the Party last signing this Addendum in time.

3.2	Facilities Agreement

3.2.1	This Addendum and the rights and obligations of the Parties shall in all respects be subject to the terms and conditions of the Facilities Agreement and in the event of any conflict between the provisions of this Addendum (including, without limitation, terms defined herein) and the provisions of the Facilities Agreement, the provisions of this Addendum shall prevail.

3.2.2	Cross references to clauses in the Facilities Agreement shall be to such clauses (including the numbering thereof) as amended by this Addendum.

3.2.3	This Addendum shall (as applicable) be read as if incorporated in the Facilities Agreement and shall be construed as an addendum to and not a novation of the Facilities Agreement.

3.2.4	Headings in this Addendum are for reference purposes only and shall not be taken into account in the interpretation hereof.

4	ADDITIONAL STRUCTURING FEE

4.1	The Additional Structuring Fee shall be due on the Signature Date and payable on the Effective Date.

4.2	It is recorded that the Additional Structuring Fee has been calculated exclusive of VAT and that VAT in respect of the Additional Structuring Fee shall be due and payable by the Borrower in accordance with Clause 4.1.

5	CONDITIONS PRECEDENT TO VARIATION OF THE FACILITIES AGREEMENT

5.1	The amendments contained in this Addendum shall only become of force and effect upon the date of fulfilment, to the satisfaction of the Original Lender, of the following conditions precedent:

5.1.1	a copy of a resolution of the board of directors of the Borrower:

5.1.1.1	approving the terms of, and the transactions contemplated by, the Addendum to which it is a party and resolving that it execute this Addendum to which it is a party;

5.1.1.2	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with this Addendum to which it is a party;

5.1.2	a copy of a resolution of the board of directors of the Cartrack:

5.1.2.1	complying with the requirements of section 45(3)(b) and section 45(4) of the Companies Act in connection with any financial assistance to be granted by that Obligor pursuant to section 45(2) of the Companies Act under the relevant Finance Documents to which it is a party; and

5.1.2.2	complying with the requirements of section 46 of the Companies Act in connection with any “distribution” (as defined in the Companies Act) that may arise as a result of its entry into the relevant Finance Documents to which it is a party;

5.1.3	a copy of a special resolution of the shareholders of the Cartrack, approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by Cartrack pursuant to section 45(2) of the Companies Act under the relevant Finance Documents to which it is a party;

5.1.4	receipt of confirmation by the Lender and its conveyancers that the Mortgage Bond to be passed by the Borrower in favour of the Lender over the Property in an amount of R440,000,000 (four hundred and forty million Rand) has been registered in the applicable Deeds Registry;

5.1.5	receipt of a certificate from the Lender’s appointed conveyancers certifying that the title deed of the Property is not subject to any onerous conditions of title, servitudes or endorsements (including notification in terms of the Restitution of Land Rights Act, 1994 (as amended, re-enacted or substituted)) which might detrimentally affect the value of the Property or any one of them or the Lender’s security, including whether the Property or any one of them have been declared a remediation site in terms of section 38(2) of the National Environmental Management: Waste Act, 2008;

5.1.6	a duly executed copy of the following documents:

5.1.6.1	this Addendum; and

5.1.6.2	the Shortfall Undertaking;

5.1.7	a copy of any other authorisation or other document, opinion or assurance which the Original Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

6	CONDITION SUBSEQUENT

The Borrower shall ensure that it delivers a copy of its audited financial statements for the year ended February 2025 by the 31st of March 2026.

7	CONDONATION OF AUDITED FINANCIAL STATEMENTS

The Lender hereby confirms that, notwithstanding the provisions of Clause 16.1 of the Facilities Agreement, the Lender condones the Borrower’s breach of the non-provision of the audited financial statements of the year ended February 2025 to 31 March 2026.

8	AMENDMENTS

The Facilities Agreement is hereby amended with effect from the Effective Date by:

8.1	including a new clause 2.1.3A immediately preceding clause 2.1.4:

“2.1.3A	Amendment Date means the date on which the first addendum to this Agreement has become unconditional;”;

8.2	deleting clause 2.1.6.2 in its entirety and replacing it with the following new clause 2.1.6.2:

“2.1.6.2	in respect of Facility 2, a period of 30 (thirty) days calculated from the Amendment Date;”;

8.3	deleting clause 2.1.27 in its entirety and replacing it with the following new clause 2.1.27:

“2.1.27	Facility 1 Final Repayment Date means 28 February 2026;”;

8.4	deleting clause 2.1.29 in its entirety and replacing it with the following new clause 2.1.29:

“2.1.29	Facility 2 Commitment means R400,000,000 (four hundred million Rand), to the extent not cancelled, reduced or transferred by it under this Agreement;”;

8.5	deleting clause 2.1.30 in its entirety and replacing it with the following new clause 2.1.30:

“2.1.30	Facility 2 Final Repayment Date means in respect of Facility 2, the date which is 120 (one hundred and twenty) months from the Amendment Date;”;

8.6	deleting clause 2.1.31 in its entirety:

8.7	deleting clause 2.1.32 in its entirety:

8.8	including a new clause 2.1.35.2 immediately preceding clause 2.1.35.2:

“2.1.35.2	the Guarantee in respect of Facility 1”;

8.9	including a new clause 2.1.35.3A immediately preceding clause 2.1.35.3:

“2.1.35.3A	the Shortfall Undertaking;”;

8.10	Including a new clause 2.1.44 immediately preceding clause 2.1.44:

“2.1.44	Guarantee means the agreement titled “Guarantee” entered into on or about 19 June 2024 between the Guarantor and the Lender in terms of which the Guarantor guarantees to the Lender the due and punctual performance by the Borrower of the Guaranteed Obligations (as defined therein) in respect of Facility 1;”;

8.11	deleting clause 2.1.59 in its entirety and replacing it with the following new clause 2.1.59:

“2.1.59	Margin means a margin of 1.75% (one point five percent) per annum;”;

8.12	deleting clause 2.1.61 in its entirety and replacing it with the following new clause 2.1.61:

“2.1.61	Mortgage Bond means the first continuing covering mortgage bond to be passed by the Borrower in favour of the Lender over the Property in an amount of R440,000,000 (four hundred and forty million Rand as security for all the obligations and indebtedness owed by the Borrower to the Lender from time to time, arising from any cause whatsoever;”;

8.1	deleting clause 4 in its entirety and replacing it with the following new clause 4:

“4.	PURPOSE

4.1.	The Borrower shall apply all amounts borrowed by it as follows:

4.1.1	in relation to Facility 1, towards financing the corporate general purposes;

4.1.2	in relation to Facility 2, towards general corporate purposes;

4.2	The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.”;

8.2	deleting clause 6.2 in its entirety.

8.3	deleting clause 6.4.2 in its entirety and replacing it with the following new clause 6.4.2:

“6.4.2	Only 1 (one) Utilisation may be made in respect of Facility 1 and Facility 2.”;

8.4	deleting clause 7.1.2 in its entirety and replacing it with the following new clause 7.1.2:

“7.1.2	in respect of the Facility 2, repay the Loan Outstandings in monthly instalments of capital of R3, 333,333.33:’:

8.5	deleting clause 7.1.3 in its entirety.

8.6	deleting clause 8.2 in its entirety and replacing it with the following new clause 8.2:

“8.2	Voluntary Prepayment at the Option of the Borrower

8.2.1	If:

8.2.1.1	any sum payable to the Lender by the Borrower is required to be increased under clause 11.1 (Tax gross-up); or

8.2.1.2	the Lender claims indemnification from the Borrower under clause 12.1 (Increased Costs); or

8.2.1.3	the Prime Rate exceeds 12% (twelve percent);

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues and provided no Default is then continuing, give the Lender notice (the Cancellation and Repayment Notice) of its intention to repay a Facility.

8.2.2	On receipt of the Cancellation and Repayment Notice, the Available Commitment shall cease to be available for Utilisation.

8.2.3	If the Cancellation and Repayment Notice is delivered by the Borrower to the Lender, the Borrower shall, on or before the date (the Required Repayment Date) specified in the notice delivered by the Borrower to the Lender (being no earlier than the 5th (fifth) Business Day after delivery of such notice), repay to the Lender an amount equal to the Loan Outstandings, together with interest thereon at the Default Interest Rate calculated from the Required Repayment Date to the date of actual payment.

8.2.4	It is recorded that the Prepayment Penalty shall not be payable by the Borrower where the prepayment occurs in the circumstances contemplated in this clause 8.2.”;

8.7	deleting clause 17.2 in its entirety and replacing it with the following new clause 17.2:

*17.2	Financial condition

The Borrower shall ensure that in respect of any Measurement Period:

18.2.1	the Loan to Value Ratio shall not exceed the ratio contemplated in the table below on any Measurement Date occurring during the Measurement Period contemplated in the table below:

Measurement Period	Percentage

Year 1 From the period commencing on the First Utilisation Date until the first anniversary of the First Utilisation Date.	68%

Year 2 From the period commencing on first calendar day following the first anniversary of the First Utilisation Date until the second anniversary of the First Utilisation Date.	62%

Year 3 From the period commencing on the first calendar day following the second anniversary of the First Utilisation Date until the third anniversary of the First Utilisation Date.	55%

Year 4 From the period commencing on the first calendar day following the third anniversary of the First Utilisation Date until the fourth anniversary date of the First Utilisation Date.	49%

Year 5 From the period commencing on the first calendar day following the fourth anniversary of the First Utilisation Date until the fifth anniversary date of the First Utilisation Date.	42%

Year 6 From the period commencing on the first calendar day following the fifth anniversary of the First Utilisation Date until the sixth anniversary date of the First Utilisation Date.	36%

Year 7 From the period commencing on the first calendar day following the sixth anniversary of the First Utilisation Date until the seventh anniversary date of the First Utilisation Date.	29%

Year 8 From the period commencing on the first calendar day following the seventh anniversary of the First Utilisation Date until the eighth anniversary date of the First Utilisation Date.	23%

Year 9 From the period commencing on the first calendar day following the eighth anniversary of the First Utilisation Date until the nineth anniversary date of the First Utilisation Date.	16%

Year 10 From the period commencing on the first calendar day following the nineth anniversary of the First Utilisation Date until Facility 2 Final Repayment Date.	10%

17.2.2	the Interest Cover Ratio shall not be less than the ratio contemplated in the table below on any Measurement Date occurring during the Measurement Period contemplated in the table below:

Measurement Period	Ratio

Year 1 From the period commencing on the First Utilisation Date until the first anniversary of the First Utilisation Date.	1.45 times

Year 2 From the period commencing on first calendar day following the first anniversary of the First Utilisation Date until the second anniversary of the First Utilisation Date.	1.77 times

Year 3 From the period commencing on the first calendar day following the second anniversary of the First Utilisation Date until the third anniversary of the First Utilisation Date.	2.15 times

Year 4 until Year 10 From the period commencing on the first calendar day following the third anniversary of the First Utilisation Date until Facility 2 Final Repayment Date.	2.20 times

8.8	including a new clause 19.4 immediately preceding clause 19.3.4:

“19.4	The Borrower shall procure a triple net lease with a minimum annual rental of R74,000,000 (seventy-four million Rand) on the terms and conditions acceptable to the Lender.”.

9	BORROWER CONFIRMATION

The Borrower hereby agrees and confirms for the benefit of the Lender that, notwithstanding any amendments which may be made to the Facilities Agreement pursuant to this Addendum and the imposition of any amended, new or more onerous obligations under the Facilities Agreement pursuant to this Addendum:

9.1.1	it shall continue to be bound by all of its obligations under the Facilities Agreement (as amended by this Addendum) and each of the Finance Documents to which it is a party; and

9.1.2	such documents shall, subject to such amendments, each remain in full force and effect.

9.1.3	Each of the Parties confirms that the amendment of the Finance Documents pursuant to this Addendum shall not constitute a novation of the Finance Documents.

9.1.4	The Borrower hereby acknowledges that any Security granted pursuant to or in connection with the Security Documents originally entered into in respect of the Finance Documents shall remain unaffected and that the obligations guaranteed and/or secured under the Security Documents will be the obligations defined in the Security Documents.

9.1.5	The Parties hereby furthermore agree and confirm that, notwithstanding the amendments pursuant to this Addendum, none of the modifications to the Facilities Agreement pursuant to this Addendurn or any of the other Finance Documents will in any way adversely affect the validity or perfection of the Security granted over the assets as defined in the relevant Security Documents or constitute a novation or termination of the obligations outstanding under the Finance Documents.

10	REMAINING TERMS AND CONDITIONS

Save for the amendments to the Facilities Agreement as set out in this Addendum, the remaining terms and conditions of the Facilities Agreement shall remain unaltered and of full force and effect.

11	GENERAL

11.1	Whole Agreement

This Addendum, together with the Facilities Agreement constitute the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Addendum not incorporated in this Addendum shall be binding on either of the Parties.

11.2	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Addendum will be of any force or effect unless in writing and signed by the Parties.

11.3	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by either Party to the other in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of either Party arising from this Addendum and no single or partial exercise of any right by either Party under this Addendum, shall in any circumstances be construed to be an implied consent or election by that Party or operate as a waiver or a novation of or otherwise affect any of its rights in terms of or arising from this Addendum or estop or preclude it from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of either Party in exercising any right, power or privilege under this Addendum will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.4	No Waiver or Suspension of Rights

No waiver, suspension or postponement by either Party of any right arising out of or in connection with this Addendum shall be of any force or effect unless in writing and signed by that Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

11.5	Provisions Severable

All provisions and the various clauses of this Addendum are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Addendum which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Addendum shall remain of full force and effect. The Parties declare that it is their intention that this Addendum would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

11.6	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Addendum shall not affect such of the provisions of this Addendum as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

11.7	No Assignment

Neither this Addendum nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party save as provided for in the Facilities Agreement.

12	COSTS AND EXPENSES

Subject to any arrangements between the Borrower and Lender to the contrary, the Borrower shall promptly pay the Lender on demand the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of this Addendum and the other Finance Documents and/or any filing, notification, registration or recording in connection with any Transaction Document.

13	SIGNATURE

13.1	This Addendum is signed by the Parties on the dates and at the places indicated below.

13.2	This Addendum may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Addendum as at the date of signature of the Party last signing one of the counterparts.

13.3	The persons signing this Addendum in a representative capacity warrant their authority to do so.

13.4	The Parties record that it is not required, for this Addendum to be valid and enforceable, for a Party to initial the pages of this Addendum and/or have its signature of this Addendum verified by a witness.

[SIGNATURE PAGES FOLLOW ON NEXT PAGE]

SIGNED at Rosebank on this the 13 day of February 2026

For and on behalf of
PURPLE RAIN PROPERTIES NO 444 PROPRIETARY LIMITED (as Borrower)

/s/ Isaias Jose Calisto
Name: Isaias Jose Calisto
Capacity: Group CEO
Who warrants his authority hereto

SIGNED at                                            on this the                                    day of                                              2026

For and on behalf of
THE STANDARD BANK OF SOUTH AFRICA LIMITED (Acting through its Corporate and Investment Banking division) (as Lender)

Name:
Capacity:
Who warrants his authority hereto

Name:
Capacity:
Who warrants his authority hereto